Exhibit 4.5

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS AND, IN THE CASE OF A TRANSFER BY A HOLDER OTHER THAN THE UNITED STATES DEPARTMENT OF ENERGY OR A PERMITTED TRANSFEREE OF THE UNITED STATES DEPARTMENT OF ENERGY PURSUANT TO SECTION 11(c)(i) HEREOF, WITH AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

Date of Issuance	Void after
May 21, 2010	December 15, 2023 (or earlier pursuant to Section 8 hereof)

TESLA MOTORS, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

This Warrant is issued by Tesla Motors, Inc., a Delaware corporation (the “Company”) to the United States Department of Energy or its permitted assigns (the “Holder”). The Company and the Holder have previously entered into that certain Loan Arrangement and Reimbursement Agreement dated as of January 20, 2010 (the “Arrangement Agreement”). This Warrant is being issued to Holder in connection with the issuance by the Company of warrants to purchase an aggregate of 300,000 shares of the Company’s Common Stock to certain of the Company’s Series E stockholders pursuant to the terms of a Settlement Agreement dated May 20, 2010 by and among the Company and such stockholders.

Capitalized terms not defined herein shall have the meaning set forth in the Arrangement Agreement.

1.      Purchase of Shares.

(a)      Number of Shares and Right to Exercise. Subject to the terms and conditions set forth herein, during the Quarterly Periods specified in the table below through the Expiration Date set forth in Section 8, the Holder is entitled, upon surrender of this Warrant (such date of surrender, the “Exercise Date”) at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to a number of fully paid and nonassessable shares (the “Shares”) of the Company’s Common Stock equal to (a) the sum of (i) the Incremental Shares (as determined below) for the Quarterly Period in which the Exercise Date occurs and each prior Quarterly Period or (ii) in the event the Exercise Date occurs after December 14, 2022, the Incremental Shares for all Quarterly Periods

specified in the table below, less (b) the aggregate number of Shares for which this Warrant has been previously exercised. The number of Shares that become exercisable with respect to a Quarterly Period specified in the table below (the “Incremental Shares”) shall be determined by multiplying (x) the Average Quarterly Principal Balance (as defined below) as of the Calculation Date set forth opposite the relevant Quarterly Period by (y) 0.0000120164, such number of Shares subject to adjustment pursuant to Section 7 hereof. “Average Quarterly Principal Balance” as of a Calculation Date means the sum of the principal balances of the Loans (as defined in the Arrangement Agreement) on each day during the three month period ending on such date (calculated after giving effect to the principal payment made, or with respect to future periods, scheduled to be made, on the first day of the period) divided by the number of days in that period.

Quarterly Period	Calculation Date
December 15, 2018 – March 14, 2019	December 14, 2018
March 15, 2019 – June 14, 2019	March 14, 2019
June 15, 2019 – September 14, 2019	June 14, 2019
September 15, 2019 – December 14, 2019	September 14, 2019
December 15, 2019 – March 14, 2020	December 14, 2019
March 15, 2020 – June 14, 2020	March 14, 2020
June 15, 2020 – September 14, 2020	June 14, 2020
September 15, 2020 – December 14, 2020	September 14, 2020
December 15, 2020 – March 14, 2021	December 14, 2020
March 15, 2021 – June 14, 2021	March 14, 2021
June 15, 2021 – September 14, 2021	June 14, 2021
September 15, 2021 – December 15, 2021	September 14, 2021
December 15, 2021 – March 14, 2022	December 14, 2021
March 15, 2022 – June 14, 2022	March 14, 2022
June 15, 2022 – September 14, 2022	June 14, 2022
September 15, 2022 – December 14, 2022	September 14, 2022

(b)      Notwithstanding the foregoing, if an Event of Default under the Loan Documents occurs which (x) arises from a Change of Control that the DOE has not consented to in writing if the Loans and all other Secured Obligations have not been repaid in full on or before the effective date of the Change of Control, or (y) is any other Event of Default that has continued for a period of at least 90 days (the “90-Day Period”) without being cured to the DOE’s reasonable satisfaction or being waived by the DOE in its sole discretion, and the Loans and all other Secured Obligations having not been repaid in full, then this Warrant shall immediately become exercisable for (i) 15,300 Shares if such Event of Default occurs prior to December 15, 2018, or (ii) if such Event of Default occurs on or after December 15, 2018, the number of Shares that would be determined according to Section 1(a) as of December 15, 2023 as if no prepayments on the Loans were made after such Event of Default had occurred (but giving effect to any prepayments made prior to such date) (as such number of Shares may have been adjusted pursuant to Section 7 of this Warrant).

(c)      Exercise Price.    The purchase price for each Share issuable pursuant to this Section 1 shall be $2.98. The number of Shares and the purchase price of each Share shall be subject to adjustment pursuant to Section 7 hereof. Such purchase price, as adjusted from time to time, is herein referred to as the “Exercise Price.”

2.      Exercise Period.   This Warrant shall be exercisable, in whole or in part, at the times and to the extent set forth in Section 1 and prior to (or in connection with) the expiration of this Warrant as set forth in Section 8 (the “Exercise Period”).

3.      Method of Exercise.

(a)      While this Warrant remains outstanding and exercisable in accordance with Sections 1 and 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i)      the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii)     the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(b)      Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above; provided that the Holder may make any exercise of this Warrant in accordance with Section 3(a) subject to and effective upon the consummation of a Corporate Transaction (as defined in Section 5 below) or the Company’s initial public offering. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c)      As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i)      a certificate or certificates for the number of Shares to which such Holder shall be entitled, and

(ii)     in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares called for on the face of this Warrant minus the number of Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

4.      Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Shares computed using the following formula:

                                                     Y (A - B)

                                         X =            A

Where

X =	The number of Shares to be issued to the Holder.

Y =	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The fair market value of one (1) Share (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, the fair market value of a Share shall mean the average of the closing price of the Shares quoted in the over-the-counter market in which the Shares are traded or the closing price quoted on any exchange or electronic securities market on which the Shares are listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Shares were traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 4 in connection with the Company’s initial public offering, the fair market value per Share shall be the per share offering price to the public of the Company’s initial public offering. If the Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined in good faith by the Company’s Board of Directors.

5.      Exchange Right.

(a)        In lieu of exercising this Warrant pursuant to Section 3 or Net Exercising it pursuant to Section 4, prior to the closing of a transaction deemed to be a liquidation pursuant to Article IV(B)(2)(c)(i) of the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended from time to time (a “Corporate Transaction”), by written notice to the acquiring entity (the “Acquiring Person”) at least five (5) days before the date of closing of such Corporate Transaction, the Holder may assign, in whole or in part, this Warrant to the Acquiring Person and receive in exchange from the Acquiring Person immediately prior to such closing, without the payment by the Holder of any additional consideration, an amount and type of consideration equal to the amount and type of consideration that would have been payable by the Acquiring Person in the Corporate Transaction with respect to that number of Warrant Shares that would have been issuable had the portion of the Warrant that is so assigned pursuant to this Section 5 not been assigned but instead been Net Exercised pursuant to Section 4. The Company shall give the Holder written notice of a Corporate Transaction at least fifteen (15) days prior to the consummation of the Corporate Transaction.

(b)        The type of consideration paid by the Acquiring Person for the portion of this Warrant that could be Net Exercised into one Share pursuant to Section 4 shall be the same type of consideration, whether stock, securities or other property, paid for one Share in the Corporate Transaction, or if more than one type of consideration is paid for one Share in the Corporate Transaction, the same types and on the same relative basis as is paid for one Share in the Corporate Transaction (assuming, in the case of a Corporate Transaction involving the sale or transfer of all or substantially all of its assets, that the consideration received by the Company is distributed to the stockholders of the Company on the date of closing of such sale or transfer).

6.       Covenants of the Company.

(a)        Notices of Record Date.    In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a stock dividend) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(b)        Covenants as to Exercise Shares.    The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(c)        No Impairment.    Except and to the extent waived or consented to by the Holder, or as otherwise permitted under the terms hereof, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment, including, without limitation, the provisions contained in Section 7 hereof.

7.      Adjustment of Exercise Price and Number of Shares.    The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)        Subdivisions, Combinations and Other Issuances.    If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)        Reclassification, Reorganization and Consolidation.    In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)        Conversion of Common Stock.    In the event that all outstanding shares of Common Stock are converted into any other security, in accordance with the terms of the Company’s Sixth Amended and Restated Certificate of Incorporation (as amended from time to time) in connection with a Corporate Transaction or other event, this Warrant shall become exercisable for such other security at the same price per share that the Shares were converted into such other security.

(d)      Other Adjustments.

(i)      If an Event of Default under clause (y) of Section 1(b)(i) occurs, and if the Company makes a dividend or distribution on its Common Stock during the 90-Day Period that is not already adjusted for pursuant to Sections 7(a)-(d)(i) hereof or the Company’s Sixth Amended and Restated Certificate of Incorporation (as amended from time to time), as applicable, or if for any other reason there is a decline in the value of the Company’s Common Stock during the 90-Day Period, the number of Shares purchasable upon exercise of this Warrant shall be adjusted such that immediately following such adjustment, the value of the Shares issuable upon full exercise of this Warrant at such time shall be no less than the value of the Shares issuable upon full exercise of this Warrant on the first day of the 90-Day Period; provided that no such adjustment shall be made to the extent it would result in a decrease in value to the Holder from what such value would have been in the absence of such adjustment).

(e)      Notice of Adjustment.  When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

8.      Expiration of Warrant.     This Warrant shall expire and shall no longer be exercisable as of the earlier of (the “Expiration Date”):

(a)      5:00 p.m., Pacific time, on December 15, 2023; or

(b)      if the Loans and all other obligations under the Loan Documents are paid in full prior to December 15, 2018, the date of such prepayment in full.

9.      No Fractional Shares or Scrip.     No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment for the value of such fractional share on the basis of the Exercise Price then in effect.

10.    No Stockholder Rights.    Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and except as otherwise provided in this Warrant or the Arrangement Agreement, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company. When this Warrant is exercised into Shares, the holder of such Shares shall be entitled to all of the rights, and shall be subject to the obligations, generally applicable to holders of the Shares. Notwithstanding the foregoing, nothing contained in this Section 10 shall limit the provisions of Section 7(d)(i).

11.    Additional Agreements.

(a)      Purchase for Investment.    The Holder acknowledges that the Securities have not been registered under the 1933 Act or under any state securities laws. The Holder (i) is acquiring the Warrant pursuant to an exemption from registration under the 1933 Act solely for investment with no present intention to distribute them to any person in violation of the 1933 Act or any applicable U.S. state securities laws, (ii) will not sell or otherwise dispose of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, and (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the purchase and of making an informed investment decision.

(b)      Legends.

(i)      The Holder agrees that all certificates or other instruments representing the Warrant and the Shares (collectively, the “Securities”) shall bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS AND, IN THE CASE OF A TRANSFER BY A HOLDER OTHER THAN THE UNITED STATES DEPARTMENT OF ENERGY OR A PERMITTED TRANSFEREE OF THE UNITED STATES DEPARTMENT OF ENERGY PURSUANT TO SECTION 11(c)(i) HEREOF, WITH AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.”

(ii)     The Holder agrees that all certificates or other instruments representing the Warrant will also bear a legend substantially to the following effect:

“THIS INSTRUMENT IS ISSUED SUBJECT TO THE PROVISIONS OF A WARRANT AGREEMENT BETWEEN THE ISSUER OF THESE SECURITIES AND THE INVESTOR REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER.”

(iii)    In the event that any Shares (x) become registered under the Securities Act or (y) are eligible to be transferred without restriction in accordance with Rule 144 or another exemption from registration under the Securities Act (other than Rule 144A), the Company shall issue new certificates or other instruments representing such Shares, which shall not contain the applicable legend in Section 11(b)(i) above; provided that the Holder surrenders to the Company the previously issued certificates or other instruments. Upon transfer of all or a portion of the Warrant in compliance with Section 11(c) below, the Company shall issue new certificates or other instruments representing the Warrant, which shall contain the applicable legends in this Section 11(b) above; provided that the Holder surrenders to the Company the previously issued certificates or other instruments.

(c)      Transfer of Warrant.     Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable as follows:

(i)      on or prior to December 15, 2018, in whole or in part, at any time by the Holder to any other federal agency of the United States government upon prior written notice of the Company; and

(ii)     after December 15, 2018, in whole or in part, at any time by the Holder to any other person or entity upon prior written notice to the Company.

Within a reasonable time after the Company’s receipt of an executed Assignment Form in the form attached hereto, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one or more appropriate new warrants. Each holder of Securities and each subsequent transferee consents to the Company making a notation on its records and giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer established in this Section 11.

Notwithstanding the foregoing, in the event that the Warrant issued by the Company to Holder dated January 20, 2010 (the “Series E Warrant”) expires without being exercised for any reason prior to the expiration or termination of this Warrant, this Warrant shall immediately terminate upon such expiration of the Series E Warrant.

12.    Governing Law.     THIS WARRANT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, FEDERAL LAW AND NOT THE LAW OF ANY STATE OR LOCALITY. TO THE EXTENT THAT A COURT LOOKS TO THE LAWS OF ANY STATE TO DETERMINE OR DEFINE THE FEDERAL LAW, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH COURT SHALL LOOK ONLY TO THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAWS.

13.    Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

14.    Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

15.    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c)

five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 15):

          If to the Company:

          TESLA MOTORS, INC.

          3500 Deer Creek Road

          Palo Alto, CA 94304

          Attention: Chief Executive Officer

          If to Holders:

          At the addresses shown on the signature pages hereto.

16.    Replacement.    Upon receipt of evidence reasonably satisfactory to the Company (as affidavit of the Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of the document evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or investment fund, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such document, the Company shall (at its expense) execute and deliver in lieu of such document a new document of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated document.

17.    Amendments and Waivers.    Any term of this Warrant may be amended or waived only by written instrument or written instruments signed by the Company and the Holder.

18.    Waiver of Jury Trial.    THE PARTIES HERETO EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS WARRANT OR ANY TRANSACTION RELATED HERETO OR THERETO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

19.    Submission to Jurisdiction.    Any legal action or proceeding against the Company with respect to or arising out of Warrant may, to the fullest extent permitted by applicable law, be brought in or removed to the U.S. District Court for the District of Columbia or any other federal court of competent jurisdiction in any other jurisdiction where the Company or any of its property may be found. By execution and delivery of this Warrant, the Company accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid court for legal proceedings arising out of or in connection with this Warrant. The Company hereby waives, to the fullest extent permitted by applicable law, any right to stay or dismiss any action or proceeding under or in connection with this Warrant brought before the foregoing courts on the basis of forum non-conveniens or improper venue.

The Company agrees that a judgment obtained in any such action may be enforced in any other federal court of competent jurisdiction, by suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment and of the fact and of the amount of its obligation.

20.    Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date above written.

TESLA MOTORS, INC.

By:	/s/ Deepak Ahuja
	Name:	Deepak Ahuja

Title:	Chief Financial Officer

Address: 3500 Deer Creek Road Palo Alto, CA 94304

ACKNOWLEDGED AND AGREED:

UNITED STATES DEPARTMENT OF ENERGY

By:	/s/ Lachlan Seward

Name:	Lachlan Seward

Title:	Director, ATVM Loan Program

Address:

Director

Advanced Technology Vehicles Manufacturing Loan Program

CF-1.4

United States Department of Energy

1000 Independence Avenue, SW

Washington, DC 20585

[Signature Page to Warrant]

NOTICE OF EXERCISE

TESLA MOTORS, INC.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

                     shares of Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

Net Exercise the attached Warrant with respect to Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 6 of the Purchase Agreement are true and correct as of the date hereof.

HOLDER:

Date:		By:

Address:

Name in which shares should be registered:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute

this form and supply required information.

Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated:

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.